Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

OLD MUTUAL FUNDS II CONSENT OF COUNSEL

We hereby consent to the use of our name and the reference to our firm under the caption “THE INVESTMENT ADVISER, SUB-ADVISER AND OTHER SERVICE PROVIDERS—Other Service Providers—Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information included as part of Post-Effective Amendment No. 113 under the Securities Act of 1933, as amended, and Amendment No. 111 under the Investment Company Act of 1940, as amended, to the Registration Statement of Old Mutual Funds II on Form N-1A.

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania
March 18, 2011